Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2022 Financial Results

CHICAGO, Feb. 23, 2023 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted positive fourth-quarter revenue growth as continued momentum in the license-based areas of the business offset declines in asset-based and transaction-based areas. For the full year, the Company reported double-digit revenue growth, highlighting the diversity of the business and key contributions from license-based product areas.

"Although market headwinds and interest-rate volatility proved challenging for certain product areas in the fourth quarter, our license-based products, particularly PitchBook, Morningstar Sustainalytics, Morningstar Direct, and Morningstar Data, showed remarkable strength, helping deliver positive organic growth in the quarter and double-digit organic growth for Morningstar in 2022,” said Kunal Kapoor, Morningstar’s chief executive officer. “During the year, we made important investments to support future growth, with highlights including the launch of direct indexing, the introduction of new climate risk metrics, and the acquisition of Leveraged Commentary & Data (LCD), which expanded the scope of our data and analytics to include private debt. As we enter 2023, we look forward to seeing the impact of these investments. We also acknowledge continued uncertainty in the economic environment and are taking a cautious approach to managing the business."

Fourth-Quarter 2022 Financial Highlights

•	Revenue increased 2.8% to $475.0 million; organic revenue increased 2.2%.

•	Operating income decreased 52.5% to $35.5 million; adjusted operating income decreased 27.2%. Reported results included higher stock-based compensation expense primarily due to the overachievement of targets under the PitchBook management bonus plan, which contributed 13.2 percentage points to the operating income decline and 10.9 percentage points to the adjusted operating income decline.

•	Diluted net income per share decreased 93.8% to $0.08 versus $1.30 in the prior-year period. Adjusted diluted net income per share decreased 61.3% to $0.58.

•	Cash provided by operating activities decreased 23.8% to $103.5 million, and free cash flow also decreased 36.2% to $67.4 million.

Full-Year 2022 Financial Highlights

•	Revenue increased 10.1% to $1.9 billion; organic revenue increased 10.8%.

•	Operating income decreased 34.7% to $167.8 million; adjusted operating income decreased 17.7%. Results included higher stock-based compensation due primarily to the overachievement of targets under the PitchBook management bonus plan, which contributed 10.5 percentage points to the operating income decline and 7.4 percentage points to the adjusted operating income decline.

•	Diluted net income per share decreased 63.1% to $1.64 versus $4.45 in the prior-year period. Adjusted diluted net income per share decreased by 39.2%.

•	Cash provided by operating activities decreased 33.8% to $297.8 million. Free cash flow decreased 51.7% to $168.3 million. Excluding M&A-related earn-out payments, operating cash and free cash flow would have declined by 27.6% and 42.9%, respectively.

•	Share repurchases settled totaled 882,874 shares for $226.0 million.

Fourth-Quarter 2022 Results

Revenue for the period increased 2.8% to $475.0 million. Organic revenue, which excludes all M&A-related revenue and foreign currency effects, grew 2.2% compared with the prior-year period, reflecting continued strength in the Company's license-based product areas offset by sharp declines in asset-based and transaction-based product areas, which faced significant market headwinds.

License-based revenue grew 16.0% compared with the prior year period, or 14.9% on an organic basis. PitchBook, Morningstar Sustainalytics, Morningstar Direct, and Morningstar Data were the top contributors to organic revenue growth in the fourth quarter of 2022. Asset-based revenue decreased 6.1% compared with the prior-year period, or 8.9% organically, primarily due to declines in revenue in Investment Management and Workplace Solutions as all major asset classes declined relative to the prior-year period. Transaction-based revenue decreased 34.5% year over year, or 31.9% on an organic basis, due to the decline in DBRS Morningstar revenue as global credit issuance activity remained depressed.

Operating expense increased 13.4% to $439.5 million in the fourth quarter of 2022, including costs of $5.6 million related to the Company's significant reduction and shift of its China operations. Excluding the impact of these costs, operating expenses increased 12.0%. The largest contributors to operating expense growth were compensation costs, stock-based compensation, the revaluation of contingent consideration related to the LCD acquisition, and travel and related expenses.

•	Compensation costs increased $16.3 million in the quarter. This reflects growth in headcount across key product areas, merit increases, and transformation costs associated with the shift of the Company's China operations. The increase in headcount was highest for Morningstar Sustainalytics and PitchBook to support strategic growth initiatives.

•	Stock-based compensation increased $14.2 million primarily due to the overachievement of targets under the PitchBook management bonus plan.

•	The revaluation of contingent consideration related to the LCD acquisition accounted for $3.6 million of the increase, reflecting an adjustment to the future payment due to S&P Global for the successful separation of LCD customer contracts previously bundled with other services.

•	Travel and related expenses increased $3.3 million as travel continued to rebound to support the business compared to the lower levels earlier in the COVID-19 pandemic.

Fourth-quarter operating income was $35.5 million, a decrease of 52.5% compared with the prior-year period. Adjusted operating income was $66.4 million in the fourth quarter of 2022, a decrease of 27.2% compared with the prior-year period. Fourth-quarter operating margin was 7.5%, compared with 16.2% in the prior-year period. Adjusted operating margin was 14.1% in the fourth quarter of 2022, versus 19.8% in the prior-year period. In the quarter, adjusted operating margins were negatively impacted by revenue declines in DBRS Morningstar, Investment Management, and Workplace Solutions.

Net income in the fourth quarter of 2022 was $3.3 million, or $0.08 per diluted share, compared with $56.5 million, or $1.30 per diluted share, in the fourth quarter of 2021, a decrease of 93.8% on a per share basis. Adjusted diluted net income per share decreased 61.3% to $0.58 in the fourth quarter of 2022, compared with $1.50 in the prior-year period.

The decrease in diluted net income per share and adjusted diluted net income per share for the fourth quarter reflects the adverse impact of a higher effective tax rate for the fourth quarter of 2022 relative to the prior-year period. The effective tax rate increased to 88.9% versus 24.7% in the prior-year period. The effective tax rate in the fourth quarter was impacted by the same factors that drove the tax rate for the full year, as detailed below.

Full-Year 2022 Results

For the full year, revenue increased 10.1% to $1.9 billion. Organic revenue grew by 10.8% compared with the prior year.

License-based revenue increased 17.7% year over year, or 18.0% on an organic basis. PitchBook, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct were the top contributors to full-year organic revenue growth. Asset-based revenue increased 1.7% year over year, or 1.5% on an organic basis as growth in Morningstar Index revenue was largely offset by market-driven declines in Investment Management. Transaction-based revenue decreased by 11.0%, or 8.3% on an organic basis, as DBRS Morningstar revenue declined, reflecting a sharp decrease in credit issuance in the second half of the year.

Full-year operating expense increased 18.1%, including costs of $35.7 million related to the Company's significant reduction and shift of its China operations. Excluding the impact of these costs, operating expenses increased 15.6%. The largest contributors to operating expense growth were compensation costs, stock-based compensation, professional fees, severance costs, and sales commissions. Higher compensation costs were driven primarily by increased headcount across key areas of the business to support growth.

Full-year 2022 operating income was $167.8 million, a decrease of 34.7% compared with the prior year. Adjusted operating income was $298.9 million, a decrease of 17.7% compared with the prior year. Full-year 2022 operating margin was 9.0%, compared with 15.1% in the prior year. Adjusted operating margin was 16.0% versus 21.3% in 2021.

Full-year 2022 net income decreased by 63.5% to $70.5 million, or $1.64 per diluted share. Full-year 2021 net income was $193.3 million, or $4.45 per diluted share. Adjusted diluted net income per share decreased 39.2% to $3.87, compared with $6.36 in the prior year.

The decrease in diluted net income per share and adjusted diluted net income per share for the full year ended 2022 reflected the impact of a higher effective tax rate relative to the prior year. The effective tax rate for the full year 2022 was 44.5% versus 24.5% in the prior year. The current year rate was negatively impacted by the following items:

•	The Company made an election, which requires approval from the tax authorities to recognize certain tax benefits. Pending this approval, the Company recorded a tax reserve of $13.7 million, which impacted the effective tax rate by 10.8 percentage points. If approval is granted by the tax authorities, the effect of the election may be recognized in a future period, which would result in a decrease to the effective tax rate for that period.

•	The impairment of deferred tax assets related to the reduction and shift of the Company's China operations contributed 3.3 percentage points to the effective tax rate.

•	A portion of M&A-related earn-outs that are not deductible for tax purposes had a 1.4 percentage point impact.

Collectively, these items contributed 15.5 percentage points to the Company's 2022 effective tax rate and impacted diluted net income per share by $0.46.

Product Area Highlights

The Company continues to execute its strategy to deliver long-term growth. (For performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release.) On a consolidated basis, PitchBook, Morningstar Sustainalytics, Morningstar Direct, and Morningstar Data were the top contributors to organic revenue growth in the fourth quarter of 2022. For the full year, PitchBook, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct were the top contributors to organic revenue growth.

Highlights of these and other products are included below. Organic revenue excludes all M&A-related revenue, accounting changes, and foreign currency effects. Foreign currency effects accounted for the entire difference between reported and organic growth in the quarter for Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Sustainalytics, and DBRS Morningstar.

License-based

•	PitchBook revenue grew by 30.7% on a reported and organic basis in the fourth quarter and licenses increased by 28.0%, as PitchBook continued to enhance core data sets and improve the user experience. In 2022, it added new companies and funds to coverage in the EMEA and Asia-Pacific regions, while enhancing alternative data sets including real assets and hedge funds. Notable product releases included Portfolio Forecasting, a tool that allows Limited Partners to efficiently manage cash flow, pace commitments, and hit allocation targets directly within the PitchBook Platform. Reported and organic results exclude contributions from the LCD acquisition.

•	Morningstar Data revenue grew by 1.6%, or 6.9% on an organic basis in the fourth quarter, driven by growth across geographies and strong demand for fund data. In 2022, Morningstar Data expanded the reach of its data to better cover the client portfolio with enhancements to fixed-income data and analytics and expanded coverage of 529 Plan portfolios, public equities, collective investment trusts, and model portfolios. It also introduced new regulatory data solutions in response to global investor protection, capital adequacy, and sustainability regulations.

•	Morningstar Direct revenue grew by 7.7%, or 12.1% on an organic basis in the fourth quarter, driven by growth across geographies. Direct licenses increased 5.7%, reflecting gains from both new and existing clients. In 2022, Morningstar Direct enriched and expanded Analytics Lab, which combines access to Morningstar's data and research with Jupyter Notebook, an open-source data-science tool, to allow clients to explore and analyze Morningstar data more efficiently in a flexible environment. It also released the Sustainability and Portfolio Hubs, which act as a central repository of research and tools for related workflows, and broadened data coverage in fixed-income, exchange-traded funds (ETFs), ESG, model portfolios, and alternatives to better cover investor portfolios.

•	Morningstar Advisor Workstation revenue grew 5.6%, or 6.6% on an organic basis in the fourth quarter, aided by growing advisor demand to deliver personalized advice. In 2022, Morningstar Advisor Workstation expanded the App Hub, adding new third-party applications to drive more robust engagement with the platform. Additionally, regulatory changes supported higher client retention, while also driving upsell opportunities, especially for enterprise clients. To end the year, Morningstar Advisor Workstation integrated an evolved Morningstar Portfolio Risk Score that taps into the Company's deep holdings database and uses inputs from Morningstar's Risk Model to provide advisors with a more comprehensive and differentiated view of portfolio risk.

•	Morningstar Sustainalytics revenue grew 15.9%, or 25.9% on an organic basis in the fourth quarter, driven in part by strength in its licensing business and demand for compliance and reporting-related solutions specific to the EU Action Plan, as asset managers continued to look to Morningstar Sustainalytics to help them meet the various EU regulatory requirements. This strength was partially offset by a sharp decline in revenue for second party opinions as global credit issuance activity remained depressed. In 2022, Morningstar Sustainalytics increased its ratings coverage by approximately 30% to cover more than 16,300 analyst-based ESG Risk Ratings, while expanding its EU Action Plan Solutions suite.

Asset-based

•	Investment Management revenue declined 15.3%, or 18.9% on an organic basis in the fourth quarter. Reported assets under management and advisement fell 2.5% versus the prior-year period, reflecting declines in global markets and softer net flows. Excluding $4.4 billion of assets related to the acquisition of Praemium's U.K. and international offerings in the second quarter, assets would have declined 10.9% compared with the prior-year period. In 2022, the Company successfully closed the Praemium acquisition, which expanded its wealth management capabilities outside the U.S. During the year, Investment Management also continued to enhance the advisor and client experience on its turnkey asset management platform (TAMP) and introduced direct indexing, which allows advisors to personalize index portfolios to address individual preferences and tax management needs, as part of an ongoing strategy to build a comprehensive Wealth platform leveraging capabilities across Morningstar.

•	Workplace Solutions revenue declined 4.4% on a reported and organic basis in the fourth quarter. Assets under management and advisement fell 8.6% versus the prior-year period, reflecting declines in global markets. In 2022, despite market losses, net flows were positive, with particularly strong inflows to managed accounts, supported by growth in the number of participants and the onboarding of one of the nation’s largest defined contribution plans.

•	Morningstar Indexes revenue grew by 15.2%, or 8.0% on an organic basis in the fourth quarter, due primarily to strength in licensed data products. In 2022, Morningstar Indexes launched more than 50 investable products including the Global X Morningstar Japan Dividend ESG ETF and six iShares mutual funds tracking the Morningstar ESG Enhanced Index series. It also completed the acquisition, integration, and rebranding of the LCD Leveraged Loan Indexes under the Morningstar Indexes umbrella and launched the Morningstar PitchBook Global Unicorn Indexes in collaboration with PitchBook. Organic revenue excludes LCD index-related revenue.

Transaction-based

•	DBRS Morningstar revenue declined 37.7%, or 35.3% on an organic basis in the fourth quarter, compared to a record result in the fourth quarter of 2021, as global credit issuance activity remained at depressed levels due to uncertainty related to the macroeconomic environment and the future path of interest rates. Revenue declined across all geographies and most product areas during the quarter. Weakness was particularly pronounced in DBRS Morningstar's ratings of U.S. commercial- and residential-mortgage-backed securities as structured finance issuance remained at low levels after reaching post-global financial crisis highs in 2021. In 2022, areas of investment included U.S. and European corporates, asset-backed securities, and data products. Despite the challenging ratings environment, revenue grew for data products and U.S. corporates. Specifically for U.S. corporates, growth was driven by the addition of coverage and ratings for new middle-market credits.

Reduction and Shift of China Operations

In July 2022, the Company began to significantly reduce its operations in Shenzhen, China and to shift the work related to its global business functions, including global product and software development, managed investment data collection and analysis, and equity data collection and analysis, to other Morningstar locations. Costs related to this transition incurred in the fourth quarter totaled $5.6 million due primarily to transformation costs, which consist of professional fees and the temporary duplication of headcount as the Company hires replacement roles in other markets and continues to employ certain Shenzhen-based staff through the transition.

The Company expects that these activities will be substantially complete by the end of the third quarter of 2023 and will result in lower ongoing run-rate costs from the overall net reduction in the related headcount and certain overhead.

Balance Sheet and Capital Allocation

As of Dec. 31, 2022, the Company had cash, cash equivalents, and investments totaling $414.6 million and $1,109.6 million of debt, compared with cash, cash equivalents, and investments of $546.1 million and $359.4 million of debt as of Dec. 31, 2021.

Cash provided by operating activities decreased by 33.8% to $297.8 million for the full year 2022, compared with $449.9 million in 2021. Free cash flow decreased by 51.7% to $168.3 million in the full year 2022, compared with $348.1 million in the prior year. Excluding M&A-related earn-out payments, operating and free cash flow would have declined by 27.6% and 42.9%, respectively. The decline in free cash flow was due primarily to lower cash earnings, the higher bonus payment made in 2022 related to 2021 performance, higher interest expense, and an increase in capital expenditures driven in large part by higher capitalized software costs related to product enhancements.

In 2022, the Company increased its debt by a net of $750.2 million, paid $61.5 million in dividends, spent $676.1 million on acquisitions, net of cash acquired, and other minority interests, and repurchased $226.0 million of its shares.

Subsequent Events

On Jan. 27, 2023, the Company entered into an agreement to terminate its license agreement dated April 8, 1998 with Morningstar Japan K.K. (MJKK). Under the agreement, MJKK agreed to cease use of the Morningstar brand and the Company agreed to pay MJKK 8 billion Japanese yen (approximately $60 million). The termination payment is comprised of 6 billion Japanese yen (approximately $45.0 million), paid upon termination of the license agreement on Mar. 30, 2023, and a contingent payment of 2 billion Japanese yen (approximately $15.0 million), paid upon the achievement of certain conditions related primarily to the termination of the use of the Morningstar brand by MJKK's customers. In connection with the transaction, the Company entered into a tender offer agreement with SBI Global Asset Management (SBI), under which SBI agreed to launch a public tender offer for the purpose of acquiring up to 10 million shares of MJKK owned by the Company. The tender offer period is expected to conclude on Feb. 28, 2023. The Company plans to further develop its global and independent research, ratings, data, software, indexes, asset management services, and other products for the Japanese market.

On Feb. 6, 2023, Morningstar made its final $50.0 million payment related to the acquisition of LCD from S&P Global. The payment was contingent on the achievement of certain conditions related to the transition of LCD customer relationships to Morningstar.

Comparability of Year-Over-Year Results

In addition to intangible amortization expense and M&A-related expenses, certain other items, as detailed below, affected the comparability of fourth-quarter and full-year 2022 results versus the same periods in 2021.

Fourth-Quarter 2022 Results

•	Fourth quarter 2022 results included a $9.9 million year-over-year increase in stock-based compensation related to the overachievement of targets under the PitchBook management bonus plan. PitchBook-related increases in stock-based compensation impacted diluted net income per share by $0.23.

•	Foreign currency translation decreased revenue by $13.9 million, or 3.0%, and operating expense by $17.5 million, or 4.5%, in the fourth quarter of 2022. This resulted in an increase of $3.6 million fourth-quarter operating income.

Full-Year 2022 Results

•	Full year results included a $26.9 million increase in stock-based compensation related to the overachievement of targets under the PitchBook management bonus plan. PitchBook-related increases in stock-based compensation impacted diluted net income per share by $0.63.

•	Foreign currency translation decreased revenue by $45.9 million, or 2.7%, and operating expense by $48.2 million, or 3.3%, in 2022. This resulted in an increase of $2.3 million in 2022 operating income.

•	Excluding $40.0 million and $16.6 million of M&A-related earn-out payments in the second quarter of 2022 and 2021, respectively, operating cash and free cash flow would have declined by 27.6% and 42.9%, respectively.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

Investor Communication

Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $246 billion in assets under advisement and management as of Dec. 31, 2022. The Company operates through wholly- or majority-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses; failing to innovate our product and service offerings, or anticipate our clients’ changing needs; prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and our credit ratings business; failing to recruit, develop, and retain qualified employees; liability for any losses that result from errors in our automated advisory tools; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to realize the expected business or financial benefits of our acquisitions and investments; failing to scale our operations and increase productivity and its effect on our ability to implement our business plan; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness on our cash flows and financial flexibility; challenges in accounting for complexities in taxes in the global jurisdictions in which we operate and its effect on our tax obligations and tax rate; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

Investor Relations Contact:

Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com

©2023 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31,				Year ended December 31,
(in millions, except per share amounts)	2022	2021	change		2022	2021	change
Revenue	$475.0	$462.2	2.8%		$1,870.6	$1,699.3	10.1%
Operating expense:
Cost of revenue	195.0	189.6	2.8%		779.3	698.4	11.6%
Sales and marketing	93.6	73.5	27.3%		356.5	274.8	29.7%
General and administrative	106.1	85.9	23.5%		400.4	318.4	25.8%
Depreciation and amortization	44.8	38.4	16.7%		166.6	150.7	10.6%
Total operating expense	439.5	387.4	13.4%		1,702.8	1,442.3	18.1%
Operating income	35.5	74.8	(52.5)%		167.8	257.0	(34.7)%
Operating margin	7.5%	16.2%	(8.7	)pp	9.0%	15.1%	(6.1	)pp

Non-operating loss, net:
Interest expense, net	(11.1)	(1.4)	NMF		(28.4)	(8.7)	NMF
Realized gains on sale of equity method investments	—	0.9	NMF		—	0.9	NMF
Other income (loss), net	6.2	(0.1)	NMF		(8.8)	1.3	NMF
Non-operating loss, net	(4.9)	(0.6)	NMF		(37.2)	(6.5)	NMF

Income before income taxes and equity in net income (loss) of unconsolidated entities	30.6	74.2	(58.8)%		130.6	250.5	(47.9)%
Equity in net income (loss) of unconsolidated entities	(0.9)	0.8	NMF		(3.6)	5.4	NMF
Income tax expense	26.4	18.5	42.7%		56.5	62.6	(9.7)%
Consolidated net income	$3.3	$56.5	(94.2)%		$70.5	$193.3	(63.5)%

Net income per share:
Basic	$0.08	$1.31	(93.9)%		$1.65	$4.50	(63.3)%
Diluted	$0.08	$1.30	(93.8)%		$1.64	$4.45	(63.1)%
Weighted average shares outstanding:
Basic	42.5	43.1	(1.4)%		42.6	43.0	(0.9)%
Diluted	42.7	43.4	(1.6)%		42.9	43.4	(1.2)%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of December 31,	As of December 31
(in millions)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$376.6	$483.8
Investments	38.0	62.3
Accounts receivable, net	307.9	268.9
Income tax receivable, net	—	8.9
Other current assets	88.3	63.7
Total current assets	810.8	887.6

Goodwill	1,571.7	1,207.0
Intangible assets, net	548.6	328.2
Property, equipment, and capitalized software, net	199.4	171.8
Operating lease assets	191.6	149.2
Investments in unconsolidated entities	96.0	63.3
Deferred tax asset, net	10.8	12.8
Other assets	45.9	42.8
Total assets	$3,474.8	$2,862.7

Liabilities and equity
Current liabilities:
Deferred revenue	$455.6	$377.4
Accrued compensation	220.1	273.7
Accounts payable and accrued liabilities	76.2	76.5
Operating lease liabilities	37.3	36.4
Current portion of long-term debt	32.1	—
Contingent consideration liability	50.0	17.3
Other current liabilities	11.2	2.2
Total current liabilities	882.5	783.5

Operating lease liabilities	176.7	135.7
Accrued compensation	20.7	16.3
Deferred tax liability, net	62.9	101.7
Long-term debt	1,077.5	359.4
Other long-term liabilities	47.4	50.2
Total liabilities	2,267.7	1,446.8
Total equity	1,207.1	1,415.9
Total liabilities and equity	$3,474.8	$2,862.7

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31,		Year ended December 31,
(in millions)	2022	2021	2022	2021
Operating activities
Consolidated net income	$3.3	$56.5	$70.5	$193.3
Adjustments to reconcile consolidated net income to net cash flows from operating activities	56.2	39.1	239.3	193.0
Changes in operating assets and liabilities, net	44.0	40.3	(12.0)	63.6
Cash provided by operating activities	103.5	135.9	297.8	449.9
Investing activities
Capital expenditures	(36.1)	(30.2)	(129.5)	(101.8)
Acquisitions, net of cash acquired	0.1	(0.2)	(646.7)	(24.8)
Purchases of investments in unconsolidated entities	(1.1)	(14.0)	(29.4)	(29.8)
Other, net	(1.2)	2.1	6.3	(11.3)
Cash used for investing activities	(38.3)	(42.3)	(799.3)	(167.7)
Financing activities
Common shares repurchased	(8.3)	(1.2)	(226.0)	(1.3)
Dividends paid	(15.3)	(13.6)	(61.5)	(54.2)
Repayments of debt	(63.2)	(15.0)	(374.1)	(100.0)
Proceeds from debt	15.0	—	1,125.0	10.0
Payment for acquisition-related earn-outs	—	—	(16.2)	(34.4)
Other, net	(4.9)	(6.5)	(32.1)	(31.9)
Cash provided by (used for) financing activities	(76.7)	(36.3)	415.1	(211.8)
Effect of exchange rate changes on cash and cash equivalents	15.4	(0.5)	(20.8)	(9.1)
Net increase (decrease) in cash and cash equivalents	3.9	56.8	(107.2)	61.3
Cash and cash equivalents-beginning of period	372.7	427.0	483.8	422.5
Cash and cash equivalents-end of period	$376.6	$483.8	$376.6	$483.8

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended December 31,				Year ended December 31,
(in millions)	2022	2021	Change	Organic (1)	2022	2021	Change	Organic (1)
Revenue by type
License-based (2)	$349.7	$301.4	16.0%	14.9%	$1,331.7	$1,131.7	17.7%	18.0%
Asset-based (3)	66.0	70.3	(6.1)%	(8.9)%	269.4	264.9	1.7%	1.5%
Transaction-based (4)	59.3	90.5	(34.5)%	(31.9)%	269.5	302.7	(11.0)%	(8.3)%

Key product area revenue
PitchBook	$110.8	$84.8	30.7%	30.7%	$407.7	$290.2	40.5%	40.5%
Morningstar Data	64.1	63.1	1.6%	6.9%	255.0	243.5	4.7%	9.4%
DBRS Morningstar (5)	50.7	81.4	(37.7)%	(35.3)%	236.9	271.2	(12.6)%	(10.0)%
Morningstar Direct	47.5	44.1	7.7%	12.1%	184.8	173.2	6.7%	10.7%
Investment Management	27.7	32.7	(15.3)%	(18.9)%	117.6	125.5	(6.3)%	(4.3)%
Workplace Solutions	26.0	27.2	(4.4)%	(4.4)%	103.7	104.4	(0.7)%	(0.7)%
Morningstar Sustainalytics	26.2	22.6	15.9%	25.9%	103.0	78.9	30.5%	41.0%
Morningstar Advisor Workstation	24.4	23.1	5.6%	6.6%	95.4	91.9	3.8%	4.1%

	As of December 31,
Assets under management and advisement (approximate) ($bil)	2022	2021	Change
Workplace Solutions
Managed Accounts	$109.3	$111.1	(1.6)%
Fiduciary Services	50.4	60.2	(16.3)%
Custom Models/CIT	34.9	41.6	(16.1)%
Workplace Solutions (total)	$194.6	$212.9	(8.6)%
Investment Management
Morningstar Managed Portfolios	$32.6	$32.4	0.6%
Institutional Asset Management	9.8	11.8	(16.9)%
Asset Allocation Services	8.5	8.0	6.3%
Investment Management (total)	$50.9	$52.2	(2.5)%

Asset value linked to Morningstar Indexes ($bil)	$147.7	$147.0	0.5%

Our employees
Worldwide headcount	12,224	9,556	27.9%

	Three months ended December 31,			Year ended December 31,
	2022	2021	Change	2022	2021	Change
Average assets under management and advisement ($bil)	$242.5	$262.7	(7.7)%	$253.6	$249.4	1.7%

(1) Organic revenue excludes acquisitions, divestitures, the impacts of the adoption of new accounting standard changes, and the effect of foreign currency translations.

(2) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Sustainalytics, Morningstar Advisor Workstation, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5)  For the three and twelve months ended Dec 31, 2022, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 50.1% and 42.4%, respectively. For the three and twelve months ended Dec 31, 2021, recurring revenue was 30.0% and 34.3%, respectively.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting

Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

●	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standard changes (accounting changes), and the effect of foreign currency translations (organic revenue),

●	consolidated operating income, excluding intangible amortization expense, all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating income),

●	consolidated operating margin, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating margin),

●	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/losses (adjusted diluted net income per share), and

●	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures, Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income, adjusted operating margin, and adjusted net income per share to show the effect of significant acquisition activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of acquisitions.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31,				Year ended December 31,
(in millions)	2022	2021	change		2022	2021	change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$475.0	$462.2	2.8%		$1,870.6	$1,699.3	10.1%
Less: acquisitions	(17.7)	—	NMF		(40.9)	—	NMF
Less: accounting changes	—	(1.1)	NMF		—	(5.8)	NMF
Effect of foreign currency translations	13.9	—	NMF		45.9	—	NMF
Organic revenue	$471.2	$461.1	2.2%		$1,875.6	$1,693.5	10.8%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$35.5	$74.8	(52.5)%		$167.8	$257.0	(34.7)%
Add: intangible amortization expense	18.3	15.1	21.2%		66.7	62.0	7.6%
Add: M&A-related expenses	3.4	6.0	(43.3)%		17.1	17.4	(1.7)%
Add: M&A-related earn-outs (1)	3.6	(4.7)	NMF		11.6	27.0	(57.0)%
Add: Severance and personnel expenses (2)	0.5	—	NMF		27.5	—	NMF
Add: Transformation costs (2)	5.1	—	NMF		8.2	—	NMF
Add: Asset impairment costs (2)	—	—	—%		—	—	—%
Adjusted operating income	$66.4	$91.2	(27.2)%		$298.9	$363.4	(17.7)%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	7.5%	16.2%	(8.7	)pp	9.0%	15.1%	(6.1	)pp
Add: intangible amortization expense	3.9%	3.3%	0.6	pp	3.6%	3.6%	—	pp
Add: M&A-related expenses	0.7%	1.3%	(0.6	)pp	0.9%	1.0%	(0.1	)pp
Add: M&A-related earn-outs (1)	0.8%	(1.0)%	1.8	pp	0.6%	1.6%	(1.0	)pp
Add: Severance and personnel expenses (2)	0.1%	—%	0.1	pp	1.5%	—%	1.5	pp
Add: Transformation costs (2)	1.1%	—%	1.1	pp	0.4%	—%	0.4	pp
Add: Asset impairment costs (2)	—%	—%	—	pp	—%	—%	—	pp
Adjusted operating margin	14.1%	19.8%	(5.7	)pp	16.0%	21.3%	(5.3	)pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$0.08	$1.30	(93.8)%		$1.64	$4.45	(63.1)%
Add: intangible amortization expense	0.32	0.26	23.1%		1.15	1.06	8.5%
Add: M&A-related expenses	0.06	0.10	(40.0)%		0.29	0.30	(3.3)%
Add: M&A-related earn-outs (1)	0.06	(0.11)	NMF		0.24	0.60	(60.0)%
Add: Severance and personnel expenses (2)	0.01	—	NMF		0.47	—	NMF
Add: Transformation costs (2)	0.09	—	NMF		0.14	—	NMF
Add: Asset impairment costs (2)	—	—	NMF		—	—	NMF
Less: non-operating gains (3)	(0.04)	(0.05)	(20.0)%		(0.06)	(0.05)	20.0%
Adjusted diluted net income per share	$0.58	$1.50	(61.3)%		$3.87	$6.36	(39.2)%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$103.5	$135.9	(23.8)%		$297.8	$449.9	(33.8)%
Capital expenditures	(36.1)	(30.2)	19.5%		(129.5)	(101.8)	27.2%
Free cash flow	$67.4	$105.7	(36.2)%		$168.3	$348.1	(51.7)%

NMF - Not meaningful, pp - percentage points

(1) The three months and twelve months ended Dec. 31, 2022 include M&A-related earn-outs included in current period operating expense related to our acquisition of LCD. The three and twelve months ended Dec. 31, 2022 and Dec. 31, 2021 also reflect the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Morningstar Sustainalytics.

(2) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shift of work related to its global business functions to other Morningstar locations.

Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated expense recognition from the continued of vesting of restricted stock unit (RSU) and market share unit (MSU) awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.

Transformation costs include professional fees and the temporary duplication of headcount. As the Company hires replacement roles in other markets and shifts capabilities, it expects to continue to employ certain Shenzhen-based staff through the transition period, which will result in elevated compensation costs on a temporary basis.

Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that are not redeployed, in addition to lease abandonment costs as the Company plans to downsize office space prior to the lease termination date.

(3) Non-operating gains in the three and twelve months ended Dec. 31, 2022 related to unrealized gains on investments.